Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-150327 on Form S-3 of United Insurance Holdings Corp. of our report dated March 17, 2011, relating to our audits of the consolidated financial statements and financial statement schedules as of and for the years ended December 31, 2010 and 2009, which appear in this Annual Report on Form 10-K of United Insurance Holdings Corp. for the year ended December 31, 2010.

/s/ McGladrey & Pullen, LLP

Kansas City, Missouri
March 17, 2011